Exhibit 5.1

[Letterhead of]

[CRAVATH, SWAINE & MOORE LLP]

[New York Office]

March 2, 2015

The Priceline Group Inc.
€1,000,000,000 Principal Amount of 1.800% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as counsel to The Priceline Group Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-198515), as amended by the Post Effective Amendment No. 1 to the Registration Statement on Form S-3 filed with the Commission on September 8, 2014 (such Registration Statement, as so amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the Prospectus Supplement, dated February 24, 2015 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of €1,000,000,000 aggregate principal amount of 1.800% Senior Notes due 2027 (the “Notes”), to be issued under the Indenture dated as of September 23, 2014 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), in accordance with the Underwriting Agreement, dated February 24, 2015 (the “Underwriting Agreement”), among Deutsche Bank AG, London Branch and Goldman, Sachs & Co., as Representatives of the several Underwriters (the “Representatives”), and the Company.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) resolutions adopted by the board of directors of the Company on February 5, 2015 and by the pricing committee of the Company on February 23, 2015; (d) the Registration Statement; and (e) the Indenture. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, (a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been executed and delivered by, and represents a legal, valid and binding obligation of, the Company, and has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, and subject to compliance with applicable state securities laws, we are of opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, and assuming due authentication of the Notes by the Trustee, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 2, 2015, and to the incorporation by reference of this opinion into the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of the Notes” in the Prospectus Supplement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

The Priceline Group Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

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